Exhibit No. 99.1

PRESS RELEASE
For Information Contact:
Henry Scaramelli
Chief Financial Officer
Datascope Corp.
(201) 307-5435
www.datascope.com
FOR IMMEDIATE RELEASE:
Datascope Expands on Yesterday’s Press Release
Regarding $240 Million Sale of Patient Monitoring Business
Montvale, NJ, March 12, 2008 . . . In response to questions from investors, Datascope Corp. (NASDAQ: DSCP) is clarifying the meaning of the second paragraph in yesterday’s press release regarding the $240 million sale of its Patient Monitoring business, which stated that:
“Datascope believes that its earnings per share in fiscal 2009 will be essentially unchanged as a result of the transaction, before reflecting any benefits from the receipt and application of the net proceeds from the sale.”
To clarify that statement, the Company said that, while it currently does not issue forecasts, prior to the recently announced sale of its Patient Monitoring business, its internal plan called for an increase in earnings in the fiscal year ended June 30, 2009 from those it anticipates for the fiscal year ended June 30, 2008. Datascope believes that the planned earnings for fiscal 2009 will be essentially unaffected by the sale of that business, before reflecting any benefits from the receipt and application of the net proceeds from the sale.
About Datascope Corp.
Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, www.datascope.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. All statements that address expectations or projections about the future are forward-looking statements. Such statements include, but are not limited to, statements about earnings for the fiscal year ending June 30, 2009, Datascope’s plans, objectives, expectations and intentions with respect to the use of proceeds from the transaction and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside Datascope’s control, including general business and economic conditions and the failure to realize benefits from the transaction or delay in realization thereof, as well as other risks detailed in documents filed by Datascope with the United States Securities and Exchange Commission (“SEC”). Datascope’s filings with the SEC can be obtained at no charge at www.sec.gov, as well as through Datascope’s website at www.datascope.com.